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                                                                    Exhibit 4(f)

                                 AMENDMENT NO. 3
                                       TO
                          THE LINCOLN ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN
                          (EFFECTIVE NOVEMBER 1, 1994)

                  The Lincoln Electric Company, an Ohio corporation, hereby adopts this Amendment No. 3 to The Lincoln Electric Company Employee Savings Plan (Effective November 1, 1994).

                                       I.

                  Effective as of October 1, 1995, Section 5.7(3) of the Plan is hereby amended by (i) deleting from the first sentence thereof the words "and shall be expressed in a multiple of $100" and (ii) inserting immediately after the second sentence thereof the following:

         "Notwithstanding the preceding sentence, a Member who has a loan outstanding and is otherwise entitled to a loan under this Section may obtain (not more frequently than once in any calendar year) a new loan, provided that (a) on the effective date of the new loan the outstanding balance of the existing loan is paid in full with a portion of the proceeds of the new loan, and (b) the repayment period of the new loan does not extend beyond five years from the issuance date of the existing loan, or the issuance date of the earliest predecessor loan, whichever is earlier. For purposes of the preceding sentence, a "predecessor loan" is any loan issued under this Section which was paid in full with the proceeds of any other loan issued under this Section that remains outstanding."

                                       II.

                  Effective as of November 1, 1994 clause (a) of Section 5.7(4) of the Plan is hereby amended to read as follows:

         "(a) direct the Trustee to liquidate the Member's interest in the Investment Funds, on a pro rata basis, to the extent necessary to provide funds for the loan,"

                                      III.

                  Effective as of October 1, 1995, Section 5.7(5)(d)(iii) of the Plan is hereby amended in its entirety to read as follows:

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         "(iii) repayment within a specified period of time which shall not extend beyond five years, unless the loan is used to acquire any dwelling unit which within a reasonable time is to be used (determined at the time the loan is made) as the principal residence of the Member, in which case the maximum repayment period shall not extend beyond fifteen years."

                                       IV.

                  Effective as of October 1, 1995, Article VI of the Plan is hereby amended by adding the following new Section at the end thereof:

         "6.11 Distribution of Company Stock. Notwithstanding the preceding provisions of this Article, a Member or Beneficiary who is eligible to receive a distribution pursuant to this Article 6 (other than pursuant to Section 6.7) may elect to receive that portion of his distribution which is attributable to his interest in the Company Stock Fund in the form of whole shares of Company Stock with any fractional shares of Company Stock in cash."

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                  EXECUTED at Cleveland, Ohio, this 27th day of September, 1995.

                                    THE LINCOLN ELECTRIC COMPANY

                                    By /s/ H. Jay Elliott
                                       -----------------------------------------
                                    Title: Vice President, Chief Financial
                                           Officer and Treasurer

                                    And /s/ Frederick G. Stueber
                                        ----------------------------------------
                                    Title: General Counsel and Secretary

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